Exhibit 16.1
March 30, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Re:	Retail Opportunity Investments Corp. Commission File # 001-33749

Ladies and Gentlemen:

We have read the statements made by Retail Opportunity Investments Corp. in Item 4.01 of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission.  We agree with the statements therein concerning our firm.

Very truly yours,

/s/ McGladrey  & Pullen, LLP

McGLADREY & PULLEN, LLP